FORM 4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                                           OMB APPROVAL
                                                          ---------------
                                            OMB Number                 3235-0287
                                            Expires:          September 30, 1998
                                            Estimated average
                                            burden hours per
                                            response ........................0.5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check this box if no longer
    subject to Section 16.  Form 4
    or Form 5 obligations may
    continue.  See Instruction 1(b).

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
---------------------------------- ---------------------------------------------
1.  Name and Address of                 2.  Issuer Name and Ticker
    Reporting Person                        or Trading Symbol

                                               ASV, Inc. (ASVI)


  Dahl       James        H.
---------------------------------- ---------------------------------------------
  (Last)   (First)    (Middle)          3.  IRS or Social Security
                                            Number of Reporting
1200 Riverplace Blvd., Suite 920            Person (Voluntary)
----------------------------------
         (Street)

Jacksonville    FL         32207
----------------------------------
  (City)     (State)        (Zip)

---------------------------------- ---------------------------------------------
4.  Statement for                       5.  If Amendment, Date of Original
    Month/Year                                     (Month/Year)
   October 1998                                 October 1998


6.  Relationship of Reporting Person to Issuer
         (Check all applicable)


 __X__ Director                  __X__ 10% Owner
 _____ Officer (give             _____ Other (specify
       title below)                     below)

7.  Individual or Joint/Group Filing (Check Applicable
    Line)
    _X_  Form filed by One Reporting Person
    ___  Form filed by More than One Reporting Person

               Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of      2.  Trans-      3.  Trans-       4.  Securities            5.  Amount of          6.  Ownership    7.  Nature of
    Security          action          action           Acquired (A)              Securities             Form:            Indirect
    (Instr. 3)        Date            Code             or Disposed of (D)        Beneficially           Direct (D)       Beneficial
                      (Month/         (Instr. 8)       (Instr. 3, 4 and 5)       Owned at End           or Indirect      Ownership
                      Day/                                                       of Month (Instr.       (I) (Instr. 4)   (Instr. 4)
                                                                                 3 and 4)
                                   --------------------------------------------
                                                          (A) or
                                  Code    V     Amount    (D)         Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock      10/23/98        P             15,000   A            $20.00    626,967                  I            By Rock Creek
                                                                                                                      Partners, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                     20,883                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock      10/23/98        S             7,000    D            $19.969    70,550                  I            By Trust FBO
                                                                                                                      Son
------------------------------------------------------------------------------------------------------------------------------------
Common Stock      10/23/98        S             8,000    D            $19.969    70,150                  I            By Trust FBO
                                                                                                                      Daughter
-----------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                                                                                     SEC 1474 (7/96)
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).



           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of        2. Conver-       3. Trans-    4.  Trans-     5.  Number of    6.  Date Exer-         7.  Title and Amount
    Derivative         sion or          action        action         Derivative       cisable and            of Underlying
    Security           Exercise         Date          Code           Securities       Expiration Date        Securities
    (Instr. 3)         Price of         Month/        (Instr.        Acquired         (Month/Day/            (Instr. 3 and 4)
                       Deriv-           Day/          8)             (A) or             Year)
                       ative            Year)                        Disposed
                       Security                                      of (D)
                                                                     (Instr.
                                                                     3, 4 and
                                                                     5)

                                                                                ----------------------------------------------------
                                                                                 Date     Expiration   Title    Amount or
                                                                                 Exer-       Date               Number of
                                                                                 cisable                         Shares
                                                  ------------------------------
                                                    Code     V      (A)     (D)
---------------------------------------------------------- ------ ----- ------------------------------------------------------------
Common Stock
  Options           $12.11                                                      12/21/97               Common       2,812
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $12.11                                                      12/21/97               Common       2,812
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $12.11                                                      12/21/97               Common       2,812
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $12.11                                                      12/21/97               Common       2,812
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Convertible
Subordinated        $16.50                                                      10/8/96    10/15/06    Common     136,363
Debenture                                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $18.33                                                      12/12/98   12/12/02    Common       3,758
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $18.33                                                      12/12/99    12/12/02    Common      3,758
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $18.33                                                      12/12/00   12/12/02     Common      3,758
                                                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Options           $18.33                                                      12/12/01   12/12/02     Common      3,758
                                                                                                        Stock




 8.  Price       9.  Number      10.  Owner-          11.  Nature of
     of              of Deriv-        ship Form            In-direct
     Deriv-          ative Secu-      of Derivative        Beneficial
     ative           rities Bene-     Security;            Ownership
     Secu-           ficially         Direct               (Instr. 4)
     rity            Owned at         (D) or
     (Instr.         End of           Indirect (I)
     5)              Month            (Instr. 4)
                     (Instr. 4)

                    1                D
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------
                    1                1                     By Rock Creek
                                                           Partners, Ltd.
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------
                    1                D
--------------------------------------------------------------------------------


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.



                                          /s/James H. Dahl              12/9/98

See 18 U.S.C. 1001 and             ** Signature of Reporting Person       Date
 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7/96)